Exhibit (h)(4)(a)

                                   SCHEDULE A
                                   ----------

                      EATON VANCE SPECIAL INVESTMENT TRUST

                        ADMINISTRATIVE SERVICES AGREEMENT


NAME OF FUND                            EFFECTIVE DATE          FEE*
------------                            --------------          ----
Eaton Vance Small-Cap Growth Fund       April 16, 2000          0.15%
Eaton Vance Small-Cap Value Fund        March 18, 2002          0.15%
Eaton Vance Large-Cap Core Fund         June 18, 2002           0.15%

* Fee is a percentage of average daily net assets per annum, computed and paid monthly.